Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2009 (November 19, 2009 as to the effects of the retrospective adoption of Financial Accounting Standards Board Statement No. 160 as described in Note 1 to the financial statements) relating to the financial statements and financial statement schedule of Kopin Corporation appearing in the Current Report on Form 8-K filed November 19, 2009 and of our report dated March 10, 2009 relating to the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 27, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 19, 2009